Exhibit 99.1

Investor Contact: Kimberly Perez

SVP & Chief Accounting Officer

813.421.7694

investorrelations@walterinvestment.com

FOR IMMEDIATE RELEASE

January 24, 2017

Walter Investment Management Corp. Announces Changes to its Board of Directors

and Record Date and Meeting Date for 2017 Annual Meeting of Stockholders

(TAMPA, FL) – Walter Investment Management Corp. (NYSE: WAC) (“Walter” or the “Company”) announced changes today to its Board of Directors (“Board”). Effective January 19, 2017, Anthony N. Renzi, Walter’s Chief Executive Officer and President, has joined the Board, along with Neal P. Goldman, Managing Member of SAGE Capital Investments, LLC, and Michael M. Bhaskaran, Chief Supply Chain Officer of Staples, Inc. Separately, Mark J. O’Brien, James L. Pappas and Shannon E. Smith have resigned from the Board as of January 19, 2017.

“We look forward to working with Tony, Neal and Mike as new members of the Company’s Board,” said George M. Awad, Walter’s Chairman of the Board. “We believe each of these new directors has expertise and fresh perspectives that will be valuable as we re-engineer Walter for future success. I would like to thank Mark, Jim and Shannon for their many contributions to the Company during their long tenure on the Board.”

With their election to the Board, Mr. Bhaskaran has become a member of the Audit Committee and Compliance Committee of the Board, and Mr. Goldman has become the Chair of the Compensation and Human Resources Committee and a member of the Audit Committee, Compliance Committee and Finance Committee of the Board.

Additionally, the Board announced that the Company’s 2017 annual meeting of stockholders will be held at the Hilton Garden Inn in Fort Washington, Pennsylvania on Wednesday, May 17, 2017, at 9:00 a.m. ET. Stockholders as of March 7, 2017, the record date, will be entitled to notice of, and to vote at, the meeting.

About Neal P. Goldman

Neal P. Goldman is an investment professional with over twenty-five years of experience working both as an investor and advisor on complex, process-intensive deals. Mr. Goldman is currently the Managing Member of SAGE Capital Investments, LLC, a consulting firm specializing in independent board of director services, turnaround consulting, strategic planning, and special situation investments. Mr. Goldman was a Managing Director at Och Ziff Capital Management, L.P. from 2014 to 2016 and a Founding Partner of Brigade Capital Management, LLC from 2007 to 2012, which he helped build to over $12 billion in assets under management. Prior to this, Mr. Goldman was a Portfolio Manager at Mackay

Shields, LLC and also held various positions at Salomon Brothers Inc., both as a mergers and acquisitions banker and as an investor in the high yield trading group. Throughout his career, Mr. Goldman has held numerous board representations including roles as an independent member of the boards of directors of Lightsquared, Inc., Pimco Income Strategy Fund I & II, and Catalyst Paper Corporation as well as a member of the boards of directors of Jacuzzi Brands and NII Holdings, Inc. Since October 2016, Mr. Goldman has served on the board of directors of Midstates Petroleum Company, Inc., an independent exploration and production company. Mr. Goldman received a B.A. from the University of Michigan and a M.B.A from the University of Illinois.

About Michael M. Bhaskaran

Michael M. Bhaskaran has served as the Chief Supply Chain Officer for Staples, Inc. since 2015. From 2013 to 2015, Mr. Bhaskaran served as Chief Operating Officer and Chief Information Officer of Beyondtherack.com, where he was responsible for global logistics, transportation, fulfillment and technology. Prior thereto, Mr. Bhaskaran served as Vice President, Global Logistics of Starbucks Corporation from 2012 to 2013 and Director of Global Transportation Operations & Technology of Amazon.com, Inc. from 2007 to 2012. Mr. Bhaskaran received a B.S. from Nagarjuna University in India, M.S. in Industrial Technology & Engineering from Utah State University and M.B.A. from Purdue University.

About Walter Investment Management Corp.

Walter Investment Management Corp. is a diversified mortgage banking firm focused primarily on the servicing and origination of residential loans, including reverse loans. Based in Tampa, Fla., the Company has approximately 5,000 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com. The information on our website is not a part of this release.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical fact are forward-looking statements. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” “targets,” or other similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors, and our actual results, performance or achievements could differ materially from future results, performance or achievements expressed in these forward-looking statements. These forward-looking statements are based on our current beliefs, intentions and expectations. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016, and in our other filings with the Securities and Exchange Commission.

In addition, this press release may contain statements of opinion or belief concerning market conditions and similar matters. In certain instances, those opinions and beliefs could be based upon general observations by members of our management, anecdotal evidence and/or our experience in the conduct of our business, without specific investigation or statistical analyses. Therefore, while such statements reflect our view of the industries and markets in which we are involved, they should not be viewed as reflecting verifiable views and such views may not be shared by all who are involved in those industries or markets.

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